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Exhibit 10.45
June 24, 2015

Tony Ebers
Via E-Mail
Dear Tony:
Welcome to Nationstar Mortgage, LLC! We look forward to you joining our team. This letter will confirm our offer and your acceptance to join our team as Executive Vice President Originations.  You will report directly to me. The details of our offer are outlined below.

Position Title:	Executive Vice President Originations

Annual Base Salary:	You will be paid a bi-weekly salary of $17,308, which is equivalent to $450,000 on an annualized basis.

Bonus Opportunity:
You will be eligible to participate in the Executive Management Incentive Plan (EMIP). Your maximum annual bonus opportunity will be $2,500,000. Your target bonus will be 80% of your maximum bonus opportunity or $2,000,000. Your bonus will be based on achieving Company, business unit and individual performance goals established by the CEO. For 2015 your bonus is guaranteed to be not less than $1,200,000. In addition, you must be actively employed by Nationstar on the day the bonus is paid to receive an award.

Sign-On Bonus:
You will receive a sign-on bonus of $1,000,000 which will be paid within 30 days of your start date. You must be actively employed with Nationstar to receive the sign-on bonus. Should you voluntarily terminate employment with Nationstar without good reason within 12 months of your employment date, you will be required to reimburse Nationstar for the pro-rata portion of the sign-on bonus.

Sign-On Equity:
You will receive a Long Term Incentive award of $1,500,000 of restricted stock units of Nationstar Mortgage Holdings Inc., subject to the approval of the Compensation Committee of the Board of Directors. The units will be granted on the first day of the month following your hire date and will vest equally over three years.

Long Term Incentive Opportunity:
You will receive an annual equity award valued at $450,000. Your award will be granted in March 2016. Each award will vest equally over three years from the grant date. The award is subject to continued employment with Nationstar and approval by the Compensation Committee of the Board of Directors.

Relocation:
You are eligible to participate in Nationstar's Executive Homeowner Relocation Program with a maximum benefit of $375,000. You will be contacted by a relocation consultant from our relocation partner, Sirva, who will provide you with information about your relocation benefits and will support you with all the logistics throughout your move. Typically Nationstar provides tax assistance for most relocation expenses that are taxable to you in the form of a tax gross up. You will be required to reimburse Nationstar 100% of the relocation benefits you received if you voluntarily terminate employment within one year of your start date and you will be required to reimburse 50% of the relocation benefits you receive if you voluntarily terminate employment within two years of your start date.

Severance:
Should Nationstar terminate your employment without cause, you will be entitled to severance payment of twelve (12) months of your current salary plus a pro rata portion of your bonus at target; accrued benefits; and continuation of Executive’s coverage under the Company’s medical plan until the earlier of the period of time it takes executive to become eligible for the medical benefits program of a new employer or 12 months from the date of such termination, subject to providing Nationstar and their affiliates, as applicable, with a signed release of claims in a form adopted by such company from time to time, which shall contain reasonable and customary terms and conditions. Severance shall be paid bi-weekly in accordance with standard payroll practices.

Non-Solicit:
You agree that during the period of your employment and for the twelve (12) month period immediately following the date of your termination of employment with Nationstar for any reason, you shall not, directly or indirectly, solicit or induce any officer, director, employee, agent or consultant of Nationstar or any of their successors, assigns, subsidiaries or affiliates to terminate his, her or its employment or other relationship with Nationstar or any of their successors, assigns, subsidiaries or affiliates, or otherwise encourage any such person or entity to leave or sever his, her or its employment or other relationship with Nationstar or any of their successors, assigns, subsidiaries or affiliates, for any other reason.

Vacation:	Effective in 2015, you will receive four (4) weeks paid vacation.

Non-Competition:
You agree that while employed by Nationstar and for the twelve (12) month period immediately following your termination of employment, you shall not directly or indirectly, either as principal, agent, employee, employer, consultant, partner or shareholder in excess of five percent (5%) of a publicly traded corporation, corporate officer or director, or in any other representative capacity, engage or otherwise participate in any manner or fashion in any business that is in competition in any manner whatsoever with the lending business of Nationstar and its subsidiaries or of any other business in which Nationstar or its subsidiaries is engaged in at the time of your termination of employment, or which is part of Nationstar’s Developing Business, within states in which Nationstar is engaged in such business or Developing Business. For purposes of the foregoing, “Developing Business” shall mean the new business concepts and services Nationstar has developed and is in the process of developing during your employment with Nationstar. You further agree that this restrictive covenant is reasonable as to duration, terms and geographical area and that the same protects the legitimate interests of Nationstar and its respective affiliates, imposes no undue hardship on you, is not injurious to the public, and that any violation of this of this restrictive covenant shall be specifically enforceable in any court with jurisdiction upon short notice. Following termination of employment with Nationstar, or affiliate, should you subsequently accept employment with a competitor, as defined above, you agree to forfeit Severance as defined in the Severance section of this offer letter.

Employment at Will:
Nothing herein constitutes an offer of employment for any definite period of time. The employment relationship is "at-will" which affords you and Nationstar the right to terminate the relationship at any time for no reason or any reason.

Anticipated Start Date:	TBD
At Nationstar Mortgage, we believe our employees are our most important assets.  As such, we will commit to providing you with an environment which provides you with an opportunity to become involved, to apply your skills and talents, and to make a difference.

Should you accept employment with Nationstar, you will be eligible for a maximum of 20 vacation days annually, earned and accrued on a per pay-period basis. On the first day of the month following your first day of employment, you will be eligible to participate in a variety of health and welfare plans including medical, dental, life, disability, sick leave, vacation, and paid holidays. You will also be eligible to participate in the Nationstar 401(k) retirement plan. More information about these benefits will be provided to you during New Hire Orientation.

If you have or had any agreement or contract with any previous employer or any other entity that would restrict or impair your ability to work for Nationstar, call upon its customers, or prospective customers, or assist Nationstar in recruiting employees, you must immediately notify us. Also, please be advised that Nationstar prohibits all employees from using trade secrets or other confidential information (verbal, written, electronics or otherwise) they may have acquired from any prior employer. Nationstar also prohibits employees from bringing any former employer’s confidential information on to Nationstar’s property, including its computer systems, databases, and company-owned or paid-for equipment. If you have any proprietary or confidential information of any prior employer, you are required to retain the same. However, you are not to use that information in any way in your job at Nationstar.

This offer is contingent upon the following:

•	Proof of eligibility and employment authorization in accordance with governmental (I-9) requirements,

•	Obtaining satisfactory criminal, employment, and education background checks,

•	Completing all new hire paperwork, which you will receive in the days after you sign and date this letter.

Tran, we look forward to you playing a vital role at Nationstar. Please feel free to contact me if you have any questions.

Sincerely,

/s/ Jay Bray

Jay Bray
Chief Executive Officer, Nationstar Mortgage

I, Tony Ebers, accept and agree to all the terms and conditions contained in this offer letter.

/s/ Tony Ebers        ______________________________
Tony Ebers    Date

I understand and agree that if I am hired by Nationstar Mortgage or any affiliate of Nationstar Mortgage that my employment relationship with Nationstar Mortgage or any affiliate of Nationstar Mortgage to whom I may hereafter be assigned, will be as an “employee at-will.”  Nationstar Mortgage retains the right to terminate my employment relationship at any time with or without cause, without notice, and without incurring any liability to me.  I further understand and agree that any agreement providing for a term of employment or any agreement restricting or limiting the right of Nationstar Mortgage or any affiliate to terminate my employment relationship for just cause is not binding, unless such an agreement is made in writing and signed by the CEO of Nationstar Mortgage and me. This offer is contingent upon successful completion of a background investigation.